Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q1 2014 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I

RONALD A. BALLSCHMIEDE, Executive Vice President and Chief Financial Officer, CB&I

5 p.m., Eastern Daylight Time

Wednesday, April 23, 2014

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE

7040 31st Street, N.W.

Washington, D.C. 20015

(202) 362-6622

P R O C E E D I N G S

TELECONFERENCE OPERATOR: Good afternoon. My name is Holly, and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press Star, then 1 on your telephone keypad. If you would like to withdraw a question, press the pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing. While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron’s results for the first quarter of 2014. With me today is CB&I’s Chief Financial Officer, Ron Ballschmiede. First, I’ll provide a brief summary of the overall performance of the company, followed by Ron, who will discuss our financial results for the quarter.

In the first quarter, new awards totaled $5.8 billion. Over the past two quarters, CB&I has booked over $11 billion in new awards, resulting in a backlog of $30.7 billion as of March 31st. During the quarter, we generated nearly $3 billion in revenue and earnings per share of 87 cents, excluding integration-related cost. Earnings for the period also include a disproportionate share of the stock compensation expenses expected for the year of $43 million or 27 cents per diluted share incurred in this quarter. These adjustments were considered in our guidance for the year, and we remain confident in our ability to deliver revenue and earnings growth consistent with our expectations for 2014.

During the quarter, we continued our goal of zero injuries. This first quarter, with more than 40 million work hours performed since January 1st, we recorded a lost-time incident rate of a .03, one of the best safety records in our industry, the oil and gas industry, and we remain in the top tier when benchmarked against companies indexed by the Construction Industry Institute. Our approach to safety emphasizes being proactive management by focus of leading indicators, early identification of risks, and the development of desired behaviors in order to prevent safety incidents, and it works.

It is this safety record along with our long history of self-performed, direct-hire execution that makes CB&I an employer of choice in the industry and continues to provide us access to the resources needed to hire and retain skilled workers. We are particularly focused on our direct-hire model for recruiting, hiring, training, and managing craft labor for our LNG export and petrochemical projects along the Gulf Coast as well as the anticipated demand for shop workers, technicians, and engineers.

In addition to this self-performed capability, a key mitigation factor in the demand for resources is our flexibility to collaborate with other firms to strengthen our competitive position, such as our joint venture for projects with Zachry Construction on Freeport LNG and Chiyoda Corporation for virtually all of the LNG developments in North America as well as Mozambique, our joint developments such as our agreement with Clariant for catalysts, our equity investments for technology development such as Chevron Lummus Global, and our consortium with Westinghouse for the nuclear projects in the U.S.

We’re confident that our ability to effectively collaborate with expert partners to maximize our competitive positioning in adjacent markets or geographies or better develop new products and technologies will keep CB&I a pace leader in the industry.

Now let’s review some of the highlights from our operating groups. Our Engineering, Construction, and Maintenance Group had a very strong quarter. The oil and gas business in our EC&M group received major awards, such as a $6 billion engineering procurement and construction of an export terminal for Sempra’s Cameron LNG, a joint venture with Chiyoda, as well as a $625 million U.S. mechanical electrical contract with Bechtel for Chevron’s Wheatstone LNG in Australia.

In addition to LNG awards this quarter, we received a number of awards that highlight the diversity in our company to provide a wide range of services and expertise to our customers, such as Orpic’s Liwa Plastics Project involving FEED work and ethylene technology. We were also awarded the construction of a fertilizer complex for CF Industries by our plant services organization.

Other notable awards in oil and gas include the engineering and procurement of desulfurization units for Kuwait National Petroleum Company’s clean fuels projects at the Mina Abdullah Refinery, and we continue pursuing refining opportunities in the Middle East, Russia, and Europe, with limited activity in the United States, where most of the CAPEX is related to stricter sulfur limits and retrofitting to refine lighter FEED stocks from shale production.

In Power, we are pleased to report that we recently set an 1,100-ton, five-story module into the Unit 3 nuclear island of the Vogtle project, marking a major milestone for the project, and we expect the same milestone at Scana shortly as both projects continue to ramp construction.

We also won new awards for nuclear facility modifications in the United States, and we continue to explore future growth for nuclear new-builds in a variety of locations, with the earliest opportunity potentially in China. For the near term, we have potential EPC projects for gas-fired, combined-cycle power plants, which we hope to be awarded by the third quarter.

Now turning to Environmental Solutions, as you may have noticed reading the footnotes in the press release, we renamed that operating group, which was formerly known as Government Solutions. We think this name change is a more accurate description of the majority of our scope and backlog, and signals our emphasis going forward. We have also reassigned our joint venture mixed oxide program at Savannah River, known as MOX, to the EC&M group for better alignment with resources to support the project going forward. During the quarter, Environmental Solutions continued to generate solid bookings, including decommissioning, dismantling, and disposal of a nuclear reactor and environmental monitoring for close closure operations at landfills for the northeast United States.

In Technology, we received new licensing awards in the United States, China and Asia Pacific, the Middle East, and a number of catalyst sales from around the globe. We recently announced two awards from our CATOFIN dehydrogenation technologies, part of our joint venture development agreement with Clariant. Our partnership with Clariant solidifies our presence in the catalyst replacement market, expanding opportunities in markets with high rates of expected petrochemical capacity additions, such as China and other non-OECD regions. Our technology markets continue to exhibit increasing proposal activity growth globally, and we expect double-digit earnings growth for the year.

In Fabrication Services, we were awarded over $200 million of pipe fabrication and continue to enhance our ability to market our best-in-class key project components, including plate structures, pipe spools, pipe induction bending, and modularization. In spite of some temporary underutilization due to customer delays this quarter, major drivers for the demand of Fabrication Services remains very strong, including developments in shale production, petrochemicals, pipelines and terminals, LNG, power, refining, and offshore projects.

So now I will turn the call over to Ron to report the financial details of our first quarter results. Ron?

MR. BALLSCHMIEDE: Thanks, Phil, and good afternoon everyone.

Let me take you through our solid financial performance for the quarter. As a reminder, our consolidated results for the comparable quarter of 2013 include the results of the Shaw operations from the February 13, 2013, acquisition date, essentially half of the first quarter, and of course, the current quarter includes the acquired operations for the full quarter.

Additionally, in order to focus on the ongoing combined company’s operating performance, I will discuss the results, excluding the integration- and acquisition-related costs for both 2014 and 2013 as set forth in more detail in the earnings release.

Revenue for the first quarter was $2.9 billion, up $677 million or 30 percent from the first quarter of 2013. The revenue increase reflects growth across our operating groups with approximately one quarter of consolidated revenue growth being generated by increased revenue from the summation of CB&I’s historical business units. The balance of the revenue growth reflects the revenues from the acquired business units being included in our results for the entire quarter of 2014, compared to the first quarter of 2013 which only included results from February 13th. Hereinafter, I will refer to this as the “full quarter impact of the acquired operations.”

We expect increasing project activity in each of our operating groups to accelerate throughout 2014, providing sequential quarterly revenue growth consistent with the underpinning of our previously announced full-year revenue guidance of 12.6- to $13.2 billion.

The absolute dollar increase in our gross profit for the quarter was driven by higher revenue volume and totaled $301 million. Gross profit totaled $246 million in the comparable quarter of 2013. The consolidated gross margin declined 60 basis points to 10.3 percent for the first quarter of 2014. This margin decrease reflects the temporary underutilization of our pipe fabrication capacity, driven by customer delays in providing the engineering deliverables necessary to release work to our global fabrication facilities. We expect improved facility utilization for the remainder of the year.

I will come back and discuss changes in our revenue and operating income by operating group in a moment.

Moving to selling and administrative expenses, we reported $119 million in the first quarter of 2014, compared to $94 million in 2013. The most significant increase relates to the full quarter impact of the acquired operations and the accounting cyclicality of our stock-based compensation.

Consistent with past years, the first quarter has a greater amount of stock-based compensation costs due to the accounting requirements to expense stock-based compensation in the period of a grant for those individuals who are eligible to retire, rather than amortize such costs over the associated vesting period.

While our full-year 2014 stock-based compensation expense is only expected to increase by 5 or 6 percent primarily as a result of the 2013 acquisition, the first quarter cost increase is more significant. The expense for the first quarter of 2014, which is predominantly classified as S&A, totaled $43 million or 27 cents per share, an increase of $10 million from the 33 million in the comparable quarter of 2013.

Due to the demographics of the employee participants and the acquisition, the expense in the first quarter of 2014 reflects 63 percent of the total expected 2014 expense, compared to 50 percent in the first quarter of 2013. This equates to expense in the first quarter of 2014 incrementally exceeding the stock-based comp and expense of each of the second, third, and fourth quarters by approximately 22 cents per share.

Stepping back after that long explanation of the stock-based compensation, which I believe is important to understand, we continue to expect our full-year S&A expense to benefit from the continued operating leverage and cost-saving initiatives. As we previously discussed, we expect our full-year 2014 S&A as a percent of revenue to be approximately 3.2 percent, down from 3.4 percent in 2013.

Intangible amortization totaled $16.2 million for the first quarter of 2014, an increase of $7 million from the first quarter of last year, reflecting the full-quarter impact of the acquired operations. We expect the following 2014 quarterly intangible amortization to be generally consistent with that of the first quarter.

Integration-related costs of 8.1 million, or 5 cents per share for the quarter, were related primarily to facility consolidations, personnel reductions, severance-related cost, and systems and other integration costs. We expect our full-year integration-related cost to approximate $25 million.

First quarter income from operations, excluding integration costs or adjusted income from operations, was $171 million or 5.8 percent of revenue, compared to 148 million or 6.6 percent of revenue in 2013. Net interest expense for the quarter was $18.9 million, compared to $21 million in the first quarter of 2013. Our 2014 and ‘13 periods both include a full quarter of financing associated with the acquisition due to the timing of obtaining our initial funding commitments; however, 2013 period included some one-time financing costs that were not recurring in 2014.

Our tax rate for the quarter was 29.5 percent and benefited by approximately 2.5 percent from increased tax credits. Our first quarter 2000 [sic] effective income tax rate was 34.7 percent and was increased by about 3 percent for certain nondeductible acquisition-related costs. We continue to expect our full-year tax rate to approximate 32 percent, reflecting the changing geographic mix of our taxable income to higher tax rate jurisdictions in 2014.

The summation of all that results in the first quarter adjusted net income of $94 million or 87 cents per diluted share or 82 cents per diluted share on an as-reported GAAP basis. Our full-year adjusted EPS remains unchanged at $4.80 to $5.65 per diluted share.

Adjusted EBITDA totaled $216.2 million for the quarter, or 7.4 percent of revenues, compared to 176.4 million in the comparable 2013 quarter.

Before I take you through the operating group first quarter results, let me highlight two items. As Phil mentioned, we have reclassified the operating results for a large EPC project in the U.S. that was previously reported within our Environmental Solutions operating group to the EC&M operating group, reflecting the present management oversight for this and all of our large EPC projects. We have reclassified our 2013 as-reported segment information to conform to our 2014 operating group oversight. Our first quarter earnings release includes the reclassified financial information, and our first quarter Form 10-Q includes the reclassified statement of information for each of the four 2013 quarters in the MD&A section.

Lastly, just as a reminder, regarding the impact of that first quarter stock-based compensation charge I discussed previously, for the quarter, the incremental stock based compensation generally reduces the operating group’s first quarter operating margins by a full percentage point when compared to the annual ranges of the operating group performance, which we discussed earlier.

Phil spoke to our new award activity, so I will provide some overall comments. Our new awards for the first quarter totaled an all-time high of $5.8 billion for a book-to-burn ratio of almost 200 percent, compared to 1.9 billion of new awards for the 2013 comparable period. New awards in excess of 40 million totaled approximately $4.8 billion, with the balance of new awards of approximately a billion dollars, reflecting the important underpinning work which continues to be spread nicely between our operating groups and project types around the world.

Our March 13th, 2000, backlog totaled $30.7 billion, up from 27.8 billion at the beginning of 2014, and up over $5 billion from the prior year first quarter end subsequent to the Shaw acquisition.

Moving to the operating groups, EC&M revenues totaled $2 billion in 2014, an increase of 469 million over the first quarter of ‘13. Approximately 42 percent of this increase was attributable to higher U.S. nuclear project revenue, which totaled $320 million in the first quarter, with a balance of revenue growth relating to the full quarter impact of the acquisition.

The balance of the revenue growth was from our large cost-reimbursable projects in South America and the Asia Pacific region. We expect these projects, together with the U.S. nuclear projects and the recently awarded LNG projects, to provide sequential quarterly revenue growth for the balance of 2014.

Income from operations totaled $89 million or 4.5 percent of revenues in the first quarter of 2014, compared to 67 million or 4.4 percent of revenues in 2013. The current quarter benefited from higher revenue volume and the related leverage of our operating costs, partially offset by the impact of higher revenues derived from our cost-reimbursable projects.

Fabrication Services for the first quarter 2014 revenue was $630 million, an increase of 135 million or 21 percent over 2013. Approximately 60 percent of this increase related to the full quarter impact of the acquisition, with a balance of revenue growth attributable to SPS. Operating income for the first quarter of 2014 totaled $40 million or 6.4 percent of revenues, compared to 45 million or 9.1 percent of revenues in 2013. This margin decrease reflects the unfavorable $17 million impact from the temporary underutilization of our pipe fabrication capacity in the quarter.

As I mentioned previously, the underutilization was driven by customer delays in providing engineering deliverables necessary to release the work to our global fabrication facilities. We expect improved facility utilization for the balance of the year.

Technology had a strong quarter, reporting revenue of $144 million, compared to 151 million in the first quarter of 2013. First quarter operating income totaled 41 million, $4 million over 2013, reflecting the higher margin mix of work.

Finally, Environmental Solutions reported revenues of 185 million, an increase of $80 million over the comparable period of 2013. The revenue increase was attributable to the full quarter impact of the acquired operations. Operating income for both first quarter periods was less than 1 percent as the results continue to be impacted by the ongoing uncertainty with respect to the federal government funding and prioritization. We are expecting operating result improvements over the remainder of the year, reflecting the implemented cost reduction activities and an improving marketplace.

Now a few comments on our balance sheet and cash flow. Our balance sheet liquidity remains strong, with shareholder equity in excess of $2.6 billion, cash of $420 million, and cash, net of revolver borrowings, of $85 million. We continue to enjoy significant support from the credit markets, with $2.6 billion of credit availability to support new awards, growth, and strategic opportunities.

During the quarter, we invested $26 million in capital expenditures. We paid 7 million of common stock dividends and repurchased 716,000 shares of our common stock for $55 million.

Our investment in contract capital, reflecting the combined balances of receivables, inventory, contracts in progress, and payables stands at a negative $1.3 billion at the end of the quarter, compared to a negative $1.6 billion at the end of the year. The decrease reflects the timing of cash flows from our U.S. nuclear projects.

In closing, our significant backlog, consistent project execution, and strong financial position provide us with the necessary financial flexibility to deliver our projects to our owners and to continue the strong returns to our shareholders.

Phil?

MR. ASHERMAN: Thanks, Ron.

We will now open the call for your questions.

TELECONFERENCE OPERATOR: As a reminder, if you would like to ask a question, press Star/1 on your telephone keypad. If you’d like to withdraw a question, press pound.

And your first question will come from the line of Andrew Kaplowitz of Barclays.

MR. KAPLOWITZ (Barclays): Good afternoon, guys.

MR. ASHERMAN: Hello, Andrew.

MR. KAPLOWITZ (Barclays): Phil or Ron, maybe you could talk a little bit more about Fab Services. I mean, you knew this question was going to come up around the project delays there. You know, what gives you the confidence to think that this really is only a 1Q issue and that things should reconcile in 2Q and beyond? And then it’s a little tempting to worry about Lake Charles within fabrication. It doesn’t seem like that had anything to do with this, but I would just want you to clarify that.

MR. ASHERMAN: Sure, I will. No, it wasn’t Lake Charles. It was some of our larger facilities. We were running a capacity level that was probably, when we look at it now, a little too dependent on some of the large capital jobs, where others are doing the engineering, and of course, it is not a cost-to-cost kind of accounting. It is as we get the drawings and can start work on the pipe spools. And I think the lesson there, Andy, is that probably to raise those capacities a little more aggressively with shorter book-to-burn-type awards as well.

But it is already turned around. I mean, we are seeing the flow of engineering drawings, and we expect that to be a temporary situation. We will pick up that revenue and those earnings, and there is remedies in the contracts for the delays, but that was an impact on first quarter that we really didn’t anticipate. But we think it’s more timing than anything else, so we’re pretty confident we will get that straightened out pretty quick.

MR. KAPLOWITZ (Barclays): And, Phil, like the follow-up there is that you have a pretty wide EPS guidance range. You know, again, it’s tempting to worry that maybe you can come in closer to the low end of the range because of this issue. But, you know, should we not feel like that’s the case? That, you know, you start out sort of 20 cents in the hole from this thing, but you really can make that up, so we shouldn’t just focus on that?

MR. ASHERMAN: We are confident we are going to be well within range that this will turn around and we are already seeing it the first month in the next quarter as starting to turn around, so we are pretty confident we have got our arms around it.

MR. BALLSCHMIEDE: Yeah. And it’s a really variable cost model. And it’s a dime, not 20 cents, because it’s $17 million operating income, and of course, we have the orders. And it wasn’t a project. It was just, you know, a multiple of large pipe fabrication orders, of which 200 million in the first quarter is all going to start feeding the plants here pretty quick, together with the backlog we already have. So we’ve got pretty good visibility on the timing of ramping up those plans and the resources needed to do it.

MR. KAPLOWITZ (Barclays): Okay. And so just one quick follow-up to your technology comment. You talked about double-digit growth there still. Bookings have been okay there, and the quarter was fine, but it seems like earnings have stabilized there to some extent. Do you still feel good about growth?

MR. ASHERMAN: Oh, we sure do. I mean, you’ve got to look at the mix in that group always. You know, it’s an interesting anomaly. When you have lower revenues, you’ve got higher margins and more earnings. If we have a quarter where you have more technology sales, licensee sales, and when you get the larger revenue jobs in heaters, for example, that has a bit of dilution on the margin, so it works both ways.

But we’ve got a number of that entire mix in front of us that we feel pretty good about as far as the licensed technologies, a number of heaters in front of us, heater sales in front of us as well as catalyst sales, so we’re pretty confident they’re going to exceed their targets.

MR. KAPLOWITZ (Barclays): Thanks, guys.

MR. ASHERMAN: You’re welcome.

TELECONFERENCE OPERATOR: Your next question comes from the line of Michael Dudas with Sterne Agee.

MR. ASHERMAN: Hi, Michael.

MR. DUDAS (Sterne Agee): Good evening, gentlemen.

MR. ASHERMAN: Good evening.

MR. DUDAS (Sterne Agee): So do you get a sense that given the geopolitical issues regarding the U.S. and Russia, one from the U.S. side, a willingness for getting permits through and getting procedures through quicker, to see some of the potential opportunities for LNG bookings may be pushed up over the next 6 to 12 months? And then on the other side, given your work in Russia, any implications there from what you’re seeing versus just business as usual?

MR. ASHERMAN: Well, strictly from a Russian standpoint, we continue to enjoy pretty good flow of technology sales in Russia. We’ve got a couple of capital projects that we’ve been looking at that have been a little sluggish to get to the table, but I wouldn’t necessarily associate that with the current sanctions or the political situations in Russia.

And as far as LNG in Sakhalin or other places, that’s pretty far out, anyway. So net is we’re probably getting more benefit out of what’s driving in the U.S. market than we are suffering from anything that’s happening inside Russia. So we think the acceleration perhaps or the potential acceleration of some of the exports and some of the other developments in the U.S. could be a good thing for us.

MR. BALLSCHMIEDE: Yeah. And I think it’s important to note that we don’t have a lot of boots on the ground in Russia. That work is being—a lot of that engineering work is being done in our other European offices, which right now haven’t been affected by all the happenings there in the last quarter or so.

MR. DUDAS (Sterne Agee): That’s good clarity.

And my follow-up is, though, any further update on China Power and how nuclear plans are going for them and how it’s going to impact CB&I?

MR. ASHERMAN: Well, you know, at the end of the year, they had some interesting announcements about the acceleration of the next wave of reactors. We have got a constant dialogue going on with them. We have had some training going on with some of their personnel as far as our business culture, so the relationship is good.

We know enough about China and certainly their enthusiasm about timing. We are very cautious about that, but I think if you look at all the nuclear opportunities around the world, we believe that China is a good bet for us, and we are certainly working hard towards making sure that we are well positioned for those developments.

MR. DUDAS (Sterne Agee): Terrific! Thanks, guys.

MR. ASHERMAN: All right.

TELECONFERENCE OPERATOR: Your next question comes from the line of Jamie Cook with Credit Suisse.

MR. ASHERMAN: Hi, Jamie.

MS. COOK (Credit Suisse): Good evening. Just a couple clarifications.

Ron, just back on the fab, I mean, it sounds like—and Phil—it sounds like you are both confident things will be improving there. Are you still thinking for the full year you can get within sort of the 8 to 11 percent, you know, margin target, or should we just think about that for the remaining, you know, 9 months of the year?

My second question would be on the guide. I guess sitting here, I mean, this was 10 cents, and if things come back, given the fact that you won Cameron, you won Freeport, why wouldn’t you be more confident at this point that the mid to the high end of the range is more likely versus low?

And then my last question, Phil, to what—just because you’ve been so successful in the recent wins, should we be concerned here with the past two quarters hitting 5.5-, 6 billion in orders each quarter, that we take some sort of, you know, pause in the U.S. just because so much work has moved forward?

Thanks.

MR. ASHERMAN: Okay. Well, let me start with the last one. First of all, as far as the guidance, I’m not sure. I think that was Andy that targeted the mid to the high, but we certainly feel confident that fabrication certainly has more opportunity there and, we will get this utilization fixed. But I don’t—it is not going to have an impact on the guidance.

When you look at prospect flow the remainder of the year, I’d like to think we are in pretty good shape to get at least 15—to get at least 9 more billion dollars of work out there across the board. You know, if you look at where the prospects may land, it may not be quite the hockey stick at the end of the year that we’ve had in previous years, but with the type of work we do, it’s never a guarantee. But we’re looking at the majority of that in the EC&M group, but good prospect flow throughout the remainder of the year as far as—and it could exceed that, but those are with some fairly high probability.

Geographically, it’s probably over 75 percent of that is going to be in the U.S. There’s going to be pretty good distribution in Canada and Asia Pacific, with the rest of the prospects spread out between Australia, some in South America, a little in the Middle East and Russia in technology. So there’s plenty of prospects out there, and we think that certainly we have a better than even shot to make us fairly good numbers for the new awards for the remainder of the year, Jamie.

MS. COOK (Credit Suisse): I guess, just my last question, Phil, on the free cash flow side, any update on how you’re thinking about that for the year in particular? Because you have had some nice wins, which could potentially, you know, give you some up-front payments—you know what I mean?—that are offsetting some of the wind-down on the nuclear stuff, so any benefit on the free cash flow side there?

MR. ASHERMAN: Well, we certainly think so. That would be our forecast. We are seeing some additional progress. I mentioned the milestone on Vogtle, which you know a lot about, and you know how important that is, with the follow-on from Scana. The modules coming out of Lake Charles are picking up a lot of pace, so we’re seeing improvement there, and that was a component of that. But generally, we—and we have some down payments we’re looking at, some of the big lump-sum work later in the year. So we think by the end of the year, our cash—free cash flow—or actually by perhaps next question, our free cash flow will improve significantly.

MR. BALLSCHMIEDE: I would add a couple of things. I think your original question on the Fabrication Solutions margins—

MR. COOK (Credit Suisse): Yep.

MR. BALLSCHMIEDE: —when you put the 17 back in, it’s right on top of what it was last year, 9.1 percent, give or take, with a percent impact on the quarter that will go away, more than go away in Qs 2, 3, and 4 related to the LTIP charge. We’re up in the low 10s and up—towards the upper end of that 8 to 11 range, which is where we would expect to keep it.

MS. COOK (Credit Suisse): Okay.

MR. BALLSCHMIEDE: You know, I think we have not moved our revenue forecast down for the pipe side, so those spools are still planned to get through our factories and absorb what we didn’t absorb this quarter, so I’m not too worried about that.

And I agree with Phil that the—we will get some further down payments as we get released to do work on some of these large jobs, and they should more than offset the natural use of some of our advanced money on the nuclear projects.

MS. COOK (Credit Suisse): Okay, great. Thanks so much. I appreciate the color.

MR. ASHERMAN: Thanks, Jamie.

TELECONFERENCE OPERATOR: Your next question will come from the line of Jerry Revich of Goldman Sachs.

MR. ASHERMAN: Good afternoon, Jerry.

MR. REVICH (Goldman Sachs): How are you?

MR. ASHERMAN: Good.

MR. REVICH (Goldman Sachs): Can you gentlemen talk about the timing of upcoming U.S. ethylene and propylene projects that you are evaluating and competing on, just give us a sense for when you expect those to be approved and reach FID and maybe comment on Formosa in particular, if you’re willing?

MR. ASHERMAN: Well, I’d be willing if I knew as precisely as perhaps you want to know. I think certainly there’s two ethylene projects that we think have a good shot of being awarded second and certainly third quarter. I’d prefer not to use the client names, but I think you know them. Formosa certainly is one of them as well as a couple of others that we are in the hunt for. We also have some ethylene heaters out there that we may not have the prime contract, but certainly we have the heaters—and also some other associated work with ethylene. So we think there’s going to be fairly robust new bookings for petrochemicals primarily in the U.S. for the rest of the year.

MR. REVICH (Goldman Sachs): And does that extend to propylene as well?

MR. ASHERMAN: I don’t have any that are on my radar right now, but we are certainly watching that very carefully.

MR. REVICH (Goldman Sachs): And nice win for you in MEI in Australia. Can you give us a sense if there is additional work that you are competing on of similar scope, and what are the broader opportunities at this point?

MR. ASHERMAN: Well, I wish there was more there. I think with the Gorgon work and with the Wheatstone work, those are major contracts that are going to take a lot of focus on. I don’t believe there will be many. And just LNG in general, I don’t see any major LNG awards for the remainder of the year. There may be some starts on some FEED work, some other things, but I really don’t see it for the remainder of the year. So most of our work is going to come out of power and oil and gas, but LNG is going to be a lot—after this initial $6 billion is going to be a lot more modest than it has been in the past for the remainder of the year.

MR. REVICH (Goldman Sachs): Thank you very much.

TELECONFERENCE OPERATOR: And your next question will come from the line of Martin Malloy, Johnson Rice.

MR. ASHERMAN: Hello, Marty.

MR. MALLOY (Johnson Rice): Good afternoon. Could you talk a little bit about the pace of Fabrication Services bookings? They were less during the first quarter than they’ve been in terms of an average for—quarterly average for the last year.

MR. BALLSCHMIEDE: Yeah. I think when you cut those apart, you get the—you know, pretty significant new awards for the pipe fabrication side of the business. Phil mentioned a couple hundred million dollars on U.S. projects alone. The steel plate structure business by its very nature, though, they had some nice, small underpinning work. They are very business in the United States in everything in and around the shale gas and liquids. We just didn’t have any large ones come home this quarter, but they are working on some of those middle-sized ones that are very important to us, and we would expect some of those to occur in Qs 2 through 4.

MR. ASHERMAN: Yeah. Just again, what I think I mentioned before too, Marty, is I think the model that Shaw had was a little over-reliant on some of the large orders, and we’re looking at more aggressive utilization going forward and less relying on the large jobs and a better mix including smaller orders, which have different characteristics and quicker book and burn, and I think that’s going to close the gap quite a bit.

MR. MALLOY (Johnson Rice): Okay. And then you mentioned I think some contractual remedies related to the delay in receiving engineering awards. What would be the timing in terms of when you might see the benefit of those remedies?

MR. ASHERMAN: Well, I mean, it’s pretty straightforward as far as delay—delays go, so I don’t want to compromise any of the discussions. But those are certainly—there are notification periods which have been addressed in the contract, and we would certainly see that going forward. And it’s pretty straightforward as far as delay on our ability to demonstrate that we had additional costs.

MR. MALLOY (Johnson Rice): Thank you.

MR. ASHERMAN: You’re welcome.

TELECONFERENCE OPERATOR: Your next question comes from the line of Steven Fisher, UBS.

MR. FISHER (UBS): Hi. Good afternoon.

MR. ASHERMAN: Hi, Steve.

MR. FISHER (UBS): How are you guys thinking about the mix and visibility between small and midsized and larger projects over the next year? What’s really in that 9 billion and then I guess beyond a couple of quarters, and are the two ethylene plants that you mentioned—are those the biggest prospects that you have for the balance of the year?

MR. ASHERMAN: Well, the mix, you know, we’ve talked about this, that out of the large jobs, the mid and smaller size, that “underpinning” term that we use, we’d like to see that at least about $4 billion in the total at least for the year, which is an increase from last year. And that includes a lot of the technology work, a lot of the very interesting engineering work in Europe and Asia and elsewhere that you see in addition to large jobs. Typically, our backlog is an 80-20 backlog, with 80 percent of our revenue coming from about 20 percent of the projects, but still, this underpinning work is very important.

So of that 9 billion, I mean, the same percentage would apply. That 9 billion, we would say probably 20 percent of that is large jobs, and the rest of it is underpinning work, as an estimate.

MR. BALLSCHMIEDE: It’s a pretty good mix when you think about our quarter new awards. We have one over a billion. That’s the $3 billion Sempra job. We have one between 500 million and a billion, which is the MEI work in Australia. We’ve got a billion under $40 million, which leaves over a billion and a half of that sweet spot, 40 to low hundreds of millions of dollars. So that’s a pretty good mix, and while we don’t expect a single order of 3 billion in the balance of the year, we do think we will have the rest of that mix pretty consistently.

MR. FISHER (UBS): Okay. That’s helpful.

And then how should we think about what your aspirations are in the government business going forward, given sort of the renaming and the reclassification? And then you mentioned that you think the profitability should pick up going forward. What is going to drive that? Is that orders you already have, or what would drive that going forward?

MR. ASHERMAN: Well, there’s a number of good prospects, and when you look at just the nature of the backlog, well over half of that is—are associated with environmental-type projects, whether they be for companies or the government. They are in that classification that requires that skill set. So I think, again, it’s a name change, but I think it’s more descriptive of what we’re actually doing there and probably our focus going forward, because when you look on the environmental side, those margins typically are almost double what we can get from the federal government. And with the issues in terms of the unknowns within the federal government right now, we’ve seen a decrease of several billion dollars in most of the major departments that historically Shaw had depended on for most of their federal work, so, you know, a redirection in terms of our work going forward to hopefully some projects with a higher margin opportunity and certainly a broader scope.

That doesn’t mean that we’re not doing federal work or government work. A lot of this remediation work is also at the state and local level. So we’re going to continue to do that, but we wanted to signal a change in our direction in terms of our major emphasis there.

MR. FISHER (UBS): And you have the work already in backlog that is going to drive the profitability improvements over the next couple of quarters?

MR. ASHERMAN: Well, we think the work that is in backlog is fairly flat, but we do see some interesting opportunities in the government work going forward—excuse me—in the environmental work going forward that we are going to concentrate on. So I think by the end of the year, I think you are going to see some improvement across the board in this.

MR. BALLSCHMIEDE: Yeah. And it is our quickest book-and-burn business. So as we see some pickup in the atmosphere, if you will, we will get—that burns pretty quickly.

MR. FISHER (UBS): Okay. Thanks, guys.

TELECONFERENCE OPERATOR: And your next question will come from the line of Will Gabrielski, Stephens.

MR. ASHERMAN: Hey, Will.

MR. GABRIELSKI (Stephens): Hey, good evening.

MR. ASHERMAN: Good evening.

MR. GABRIELSKI (Stephens): 10-Q is not out, so I was wondering if you would tell us what the oil and gas and power margins were for the quarter on.

MR. BALLSCHMIEDE: We don’t break that out. We did last year just because of the acquisition, but I don’t think there’s a significant difference anymore. Certainly, with the full quarter in there going forward, they will be pretty much right on top of each other, with the large nuclear projects being pretty consistent with the large oil and gas business. We will see those trend up a little bit as we finish and start slowing down on our large reimbursable jobs. That’s what will move the needle, but those will start being replaced by some of this nice U.S.-based, predominantly lump-sum characteristic world and that will help us in the future get that margin up a little bit.

MR. GABRIELSKI (Stephens): Okay. Any update on the receivable that was called out in the 10-K—I think it was $125 million—and whether or not that’s been collected?

MR. BALLSCHMIEDE: We’ve got a six-digit—a seven-digit, eight-digit, I guess depending how you count it—knock off zeroes—over $100 million payment in the quarter.

MR. GABRIELSKI (Stephens): Okay.

MR. BALLSCHMIEDE: And so we still have some that we’re working on, but as we thought, once we get through the process, we collect it, so it’s down substantially.

MR. GABRIELSKI (Stephens): Okay. And then can you just give an update on where you are with the negotiations and execution on both of the nuclear projects at this point?

MR. ASHERMAN: Well, the negotiations on the large claim that’s been out there since the time we acquired Shaw is still being discussed. Westinghouse has the lead on that, so that’s about all I can tell you on that. It’s still on the table. We worked through some of the smaller issues related to us, which we settled earlier in the year and we reported, but that’s still being negotiated.

MR. GABRIELSKI (Stephens): Okay. Then just on your general thoughts around execution on both—sorry—and scheduling and how everything has progressed over the last few months, because it didn’t get a lot of attention yet today.

MR. ASHERMAN: On the nuclear jobs, Will?

MR. GABRIELSKI (Stephens): Yes.

MR. ASHERMAN: Yeah. Well, I think we made some good progress. I am very pleased with the milestone, as I mentioned, on the main module. I guess this is unlike an oil and gas job, where you have a lot of flexibility in the sequencing work when you use modules. You have to start with the nuclear island and work around that vertically. So getting this module in was a great milestone, so I think the progress is going to continue to pick up.

Lake Charles has gone through some extensive NRC audits recently and I think passed those pretty well. There are still some issues that we’re working through with Westinghouse relating to design changes, but it’s all related to make these plans as safe and reliable as possible. So we are all working towards the same thing. So we are thinking that Scana is going to reach the similar milestone here very shortly, and we’re going to continue to make progress and substantial progress on these jobs.

MR. BALLSCHMIEDE: And if you remember, pretty much last year first quarter, right after the acquisition for half of the quarter, the revenue was about 120 million, so a little less than a quarter-billion-dollar run rate. That pretty much stayed the same all of last year, and as I mentioned, we’re 320 in the first half. So you’re seeing the pickup in activity also, which is as we expected will ramp and plateau for the next several years.

MR. GABRIELSKI (Stephens): Great. Thank you very much.

MR. ASHERMAN: Thanks, Will.

TELECONFERENCE OPERATOR: Your next question will come from the line of John Rogers of D.A. Davidson.

MR. ROGERS (D.A. Davidson): Hi. Good afternoon.

MR. ASHERMAN: Hi. How are you?

MR. ROGERS (D.A. Davidson): I’m good. Thanks.

Hey, Phil, with your backlog, you know, a little over 2 years of revenue now, and the pacing of these, especially the most recent work in North America, do you have to look at adding a lot of capacity this year in anticipation for 2015, 2016? What are you thinking about that?

And then as a follow-up on that, I mean, should we think about CB&I now with the power work, the LNG work as running with 2 years of backlog, or, I mean, are you going to catch up? Is it your thought that you will catch up to these bookings, you know, as revenue?

MR. ASHERMAN: Yeah. I mean, we see—we see a potential, a very strong backlog potential going out well into 2017, ‘18, ‘19, so that’s really it. We look at capacity all the time.

When you look at engineering, we’re going to see a bit of a blip in ‘14, ‘15, simply because of the start of some of the new jobs and the engineering in home office services that are required, but nothing that we can’t handle within our existing engineering offices, because as we talked before, we can move information around pretty easily and get a lot of talented people around the world working on similar scope of works for the same project. So that is the technology we’ve had for a while. So we don’t see engineering as a constraint outside what we have today for that backlog.

Construction is something we are looking at very carefully. Now, when we talk about that, we’ve talked about the way we are mitigating that certainly through training, through joint ventures, through modularization on appropriate jobs, but the work that’s going into the U.S. construction market, it is not a zero-sum game. It is not as if CB&I is carrying that weight alone. We have got very substantial companies like Fluor and Bechtel that are also doing training and hiring and looking at this, and I think that’s good for the whole entire industry.

So I think generally the companies in our industry, in the U.S., feel pretty confident that productivity is going to be—it should be fairly good, and we’ve all been training craft people around the world for generations, so I think, collectively, we know how to do that. So there are enough craft people there and enough people in related fields. You know, the raw numbers would show you there’s probably a 50,000-person shortfall, but it all depends on timing and how we’re spreading that out. We got a bit of an advantage—

MR. ROGERS (D.A. Davidson): And I’m sorry. Phil—

MR. ASHERMAN: I’m sorry?

MR. ROGERS (D.A. Davidson): I’m sorry. And that shortfall is that ‘15, ‘16?

MR. ASHERMAN: Well, no. I think you are going to start seeing—you know, if there’s going to be issues around craft, it’s going to be probably ‘16, ‘17.

MR. ROGERS (D.A. Davidson): Okay, thank you.

MR. ASHERMAN: And when you see some of this peak in terms of not just our work but just generally in the industry, you know, that’s because we’ve got—these are big jobs with long engineering cycles, so—but with us, that’s why we’ve committed to a self-performed direct-hire model, because we can control that work, particularly when you think that we can provide all the pipe fabrication, tanks, and vessels as well. So there’s very little on these projects that we’re not going to be able to control on these jobs.

But like I said, everybody in the industry is working on this, and I think we can get it done, so we feel pretty confident about that. But we’re watching capacity all the time. I think when you look at just the hump coming up in that time period, when you overlay where our nuclear jobs are, you know, they’re still in the beginning stages. When they are peaking as well as some of these petrochemical and export jobs, you know, ‘16, ‘17 is where we’re going to see a high demand for craft people, so we are working on that now.

MR. BALLSCHMIEDE: Interesting. When you get up to $30 billion, you have to change some of the factors you think about. About half of our backlog are these multibillion-dollar projects that will go off into 2020. The rest of it is—would look more like historical CB&I, you know, burning over half, less than three quarters a year of that number to maybe a little bit longer, but it really causes us to kind of rethink about how we think about book and burn. And you’ve really got to separate them into those two buckets, because those LNG tanks or LNG projects that we have announced the last couple of quarters, we are talking 4 or 5 years, and they’re right on top of the nuclear side, so 2020 isn’t very far off, but it’s a long ways out.

MR. ROGERS (D.A. Davidson): Okay. And, Ron, the margin assumptions, the general guidance that you’ve given us in the past and the ranges, that hasn’t changed with, you know, the surge in bookings at all?

MR. BALLSCHMIEDE: Not yet. I think what will move the number is as we start having a shift in the percentage of our EC&M work that’s cost reimbursable, which is pretty high right now, given our three big jobs, and replacing that with some of these great North America opportunities, which carry higher margins and are closer to home to manage.

MR. ROGERS (D.A. Davidson): Thank you both very much.

MR. ASHERMAN: All right, John. Thanks.

TELECONFERENCE OPERATOR: And your next question will come from the line of Robert Connors, Stifel Nicolaus.

MR. ASHERMAN: Hello, Robert.

MR. CONNORS (Stifel Nicolaus): Good evening, guys. Thanks for taking my questions.

Just real quick, not to harp on the fab margins, but did you hear anything from your clients in the delays in receiving engineering drawings? Was it weather-related at all in the quarter?

MR. ASHERMAN: No. Well, it’s not the clients. It’s their engineers that they’ve hired to do these projects, and I think it’s just a delay in their process and then getting their engineering done. So again, as I mentioned, we don’t look at costs the same as we do on EPC jobs. We can’t do anything until we get the drawings, and we’re not doing engineering on them. But again, that’s already improved. We’ve started to see some inflow now. We just—rather than—you know, the choice was we could lay off a lot of people, but then you just exacerbate that problem by issues in productivity by having to rehire those people later on. So we took some over-absorption on labor on some of these jobs, but it’s already—it’s already improving, and we’re pretty confident we’ll get this straightened out.

MR. CONNORS (Stifel Nicolaus): All right. That makes sense.

And then, you know if I actually look back during that ‘05-‘07 time frame when Shaw used to own the pipe fab business—

MR. ASHERMAN: Yeah.

MR. CONNORS (Stifel Nicolaus): —you know, when things got real good, they used to be able to achieve EBIT margins in sort of the high teens.

MR. ASHERMAN: Yeah.

MR. CONNORS (Stifel Nicolaus): And I’d assume now that, you know, it’s obviously a much better-run business under you guys than it ever was under them. So, you know, as you step back, I mean, I know you provided 8 to 11 percent, but is there going to be a step-up function as the cycle moves forward with those margins?

MR. ASHERMAN: Well, you know, keep in mind, Fabrication Services is now a mix between our steel plate structures and our pipe fabrication, so, you know, it depends on how that mix is operating and how well we can control that mix.

And I will say, you know, I appreciate your comment, but one of the reasons we bought them was we thought that Shaw ran a very good pipe fabrication business, and we think with the combination and the synergies with our company, we could extract great margins out of that. And we’re seeing that.

When I look at the as-sold margins or the potential as-sold margins in that business and others, but particularly that business, we think that that—if we have money to invest in terms of expansion, in terms of organic growth, in terms of more capacity, that certainly is a candidate for spending more CAPEX there if we see the opportunities. We are making the business more global. We are taking them to the Asia Pacific and other places where there is concentrations of work that they may have not experienced. So this is all great, and we’re going to see the benefits of that, I think, beginning this year.

MR. BALLSCHMIEDE: It is a good example of what to expect, though. You know, yes, this quarter we were hours underneath what we expected, but that same business can ramp up and flip that switch on and start getting those double-digit margins from utilizing the plants, not even at capacity, to get those back to those—that absorption level. It is just the opposite of what happened with the unique set of circumstances this quarter. So we’re not backing off of what the fabricating service margins can be.

MR. CONNORS (Stifel Nicolaus): Okay. And then, Ron, real quick, with the reclassification of MOX, does that change any of the segment guidance numbers for margins?

MR. BALLSCHMIEDE: It doesn’t change the EC&M side. I think I still—the longer term, we still believe that the Government Solutions, now known as Environmental Solutions—

MR. CONNORS (Stifel Nicolaus): Right.

MR. BALLSCHMIEDE: —should get to that, you know, low end of three. I don’t know if it will get to six too quickly, but the goal is to get them to the low end of three at this point in time.

MR. CONNORS (Stifel Nicolaus): Okay, great. Thank you.

MR. ASHERMAN: But the bandwidth of operating margin for MOX has the same characteristics as the other EPC work we have.

MR. BALLSCHMIEDE: Yes.

MR. ASHERMAN: So it really doesn’t change that bandwidth at all.

MR. BALLSCHMIEDE: Good point.

MR. CONNORS (Stifel Nicolaus): Okay. All right, great. Thank you.

MR. ASHERMAN: Okay.

TELECONFERENCE OPERATOR: Your next question will come from the line of Andrew Wittman with Baird.

MR. ASHERMAN: Hello, Andrew.

MR. WITTMAN (Baird): Hi, you guys. Thanks for taking my questions.

MR. ASHERMAN: Yeah.

MR. WITTMAN (Baird): I thought it would be kind of worthwhile digging in a little bit into the contract terms that you have, specifically around some of these larger projects, and maybe you could comment on either [?] or maybe Wheatstone. Can you talk to us on how you manage the risk in those? I know you’ve got this balance, and you want more fixed price, but you said in the past, there’s been special carve-outs for areas where you don’t want the risk. Can you just give us some talking points around how you’re thinking about the risk today and what you might be able to do in the future where the market is going and the terms?

MR. ASHERMAN: Sure. Well, that’s an important question, because we look at that overall corporate mix very closely, and we do in many cases have a preference for fixed-price work on the right projects and certainly on areas that we know geographically as well as the customers, so there’s a lot of factors that go into that selectivity process.

The work in Australia is generally on a reimbursable basis for labor that we provide on a rate basis. We don’t take productivity risk on those jobs. It’s really based on our ability to provide that labor, which we have had 75 years of experience doing. So Australia, it’s kind of different for us, because it’s the only place in the world we’re seeing as a mechanical electrical contractor and one of the major mechanical electrical contractors in Australia, and we’ve been very successful in doing that. So we’re providing that at Gorgon, and we’re providing that at Wheatstone for Bechtel. And that’s kind of unique.

When you look at the major project, the export facilities, most of the jobs that have been most successful as kind of a hybrid contract where that has a combination of both fixed price and on some of the major equipment, where the owner will provide the major equipment, we will be able to fix major—a lot of our components and our obligations relative to engineering and construction. And then we have some owners that are entirely fixed, but—fixed contracts, but those are typically on projects that we know a lot about. There’s no new invention. The supply market is very stable, and certainly the equipment is well defined. So we know that very well. So we work a whole range of project types and sizes, and we really take each one on its own merits to decide what type of contract we would like to negotiate for that project.

Very few of the major jobs, I think the other important thing, are bid tenders in the classic sense. Typically, most of these export facilities are in some kind of fee competition where the owner then qualifies and selects the contract that they feel best serves their needs and also the price, price differential, and negotiate the EPC. That’s typically how these things work, and so that gives you an advantage to work through a long cycle of planning and scoping and pricing before you ever get to the contract, and I think that’s good for the project, and it’s certainly good for mitigating our risk.

MR. BALLSCHMIEDE: And certainly the partner relationships that Phil talked to—

MR. ASHERMAN: Absolutely too.

MR. BALLSCHMIEDE: —are part of this equation.

MR. ASHERMAN: Absolutely, absolutely. Does that help?

MR. WITTMAN (Baird): Yeah, that does. Thank you.

I also want to dig into one other thing that was in the press release. You mentioned that you are doing a new decommissioning. Can you talk about that? That seems like maybe a little bit surprising. Is that a full reactor here in the United States?

MR. ASHERMAN: Well, you know, a number of the current reactors—first of all, CB&I, before even the acquisition, we participated in 78 of the 104 that were built, so we know that market pretty well.

This has to do with some of the current nuclear fleet that’s being decommissioned. Our role is—our preferred role is more of a subcontract role, where we take various components of the plant, decommission, and that not handling necessarily any nuclear material. That’s done by others. But certainly the infrastructure work and the demobilization of the plant, we know something about, and so that’s seems to be a fairly healthy market for us going forward.

MR. BALLSCHMIEDE: The one announced is really a government job, but in our acquired company’s legacy, they have done several of these decommissioning-related parties—projects over the years, and they can be pretty substantial in size.

MR. ASHERMAN: Yeah.

MR. WITTMAN (Baird): Okay. That’s what I was looking for. Thanks, guys.

TELECONFERENCE OPERATOR: And we have time for one final question. Your final question will come from the line of Vishal Shah with Deutsche Bank.

MS. MIN (Deutsche Bank): Hi. This is Susie Min for Vishal Shah. Thanks for taking my question.

MR. ASHERMAN: Sure.

MS. MIN (Deutsche Bank): I wanted to go back to—hi. I wanted to go back to your comments on capacity and how many large projects do you think you can work on and sort of tie it into your annual revenue guidance. So let’s say 80 percent of your revenue comes from 20 percent of your backlog. Can you just give us a little bit more color on what you guys feel comfortable in terms of large projects that you could handle at any one time?

MR. ASHERMAN: Well, we’re handling $30 billion right now, so a lot of that is timing, obviously. Sempra, for example, is getting a bit of a head start on some of the other export facilities, so a lot of the engineering—we work on a task force basis, so each project has a defined team. We are able to move engineering around on some of the more commoditized portions of the work, so we can mitigate capacity issues there. So engineering is probably the least constrained, if you will, in terms of capacity.

When we talk about direct labor, you know, it’s been a long time since the U.S. has had the amount of energy infrastructure or any major infrastructure in this country. So that some of the productivity and the craft labor are not at the levels that we’d like to see to be able to handle, not only work for us, but the entire industry. So when we look at the billions and billions of dollars that could be—hundreds of billions of dollars that could be invested over the next 5, 7, 10 years, that’s going to require our industry and others to train a lot of the workforce for that. And so when we look at the existing construction, construction direct-labor workforce out there and what is needed for the entire industry, that’s where I came up with that 50—where we came up with that 50,000 kind of gap that’s going to need to be trained by the industry.

But to put it in perspective, Sempra, for example, is not an overwhelming task. You’re talking about 2- or 3,000—3,000 people, I think, on that job in Louisiana, where we have a high concentration of labor and access to labor and also training facilities. Some of the petrochemical jobs are 1,000 to 1,500. So these aren’t overwhelming. For example, we’re doing a job in Colombia where we have 14,000 people working, that we’ve had to train the majority of them. So we have those methodologies and processes in place to do that. So what you get in the U.S. that you don’t get in Colombia and some places is higher productivity.

So that’s kind of how we think about capacity, but again, they’re big numbers, and how many we can handle, that certainly is offset by what I mentioned. It’s in training. It’s in joint ventures as we’re doing Zachry and Chiyoda and others. And also, there’s also a modularization component there, which can be very effective in offsetting demands on workload, so—on workforce. So there are a lot of options that contractors have to deal with capacity.

MS. MIN (Deutsche Bank): Okay. But you’re not in a situation where your customers are maybe turning to some of your competitors because of the current projects you’ve, you know, booked or are currently in the process of implementing?

MR. ASHERMAN: No. We haven’t seen that, you know, and we’ve got—it’s not just an EPC issue. We’ve got fabrication and other businesses. Fabrication, you know, it doesn’t take a lot of capital, I think as Ron referred to, to expand capacity by quite a bit, by adding lay-down yards, additional lines and so forth, and increased efficiency. So we don’t see any capacity constraints in our fabrication shops for the work that we see, and we are projecting out 2017, 2018, and beyond. So we think we have a pretty good visibility into what’s going to be spent in our addressable market, and we’re working that today as far as getting ready for that demand.

MS. MIN (Deutsche Bank): Okay, great. And just one more question. I think you had mentioned previously that you are negotiating a third-party supply agreement for your piping storage tanks. I was wondering if you could provide an update on where you are or what kind of opportunity that could represent.

MR. ASHERMAN: Would you clarify that a little bit? I don’t remember saying that.

MS. MIN (Deutsche Bank): Oh. Well, I think you had mentioned previously that you might have been in the process of maybe talking to a customer about supplying piping and storage tanks, but maybe that’s part of the work you are expecting in the fabrication through the year?

MR. ASHERMAN: Well, I apologize for the—no, we don’t have any agreement currently in place for what you described, and I know there are—there are several customers who do approach that work. But we’re not necessarily pursuing something like that.

MR. BALLSCHMIEDE: Yeah. We’re probably on the opposite side. We have clients that would prefer to have alliance agreements, framework agreements that we are obviously working on, but not suppliers per se.

MS. MIN (Deutsche Bank): Okay. All right. Well, thanks very much for the clarification.

MR. ASHERMAN: Okay.

TELECONFERENCE OPERATOR: And that will conclude today’s question-and-answer portion of the conference call. I will turn the conference call back over to Philip Asherman for closing remarks.

MR. ASHERMAN: Well, thank you, Holly.

First of all, let me thank you for participating in our call this afternoon. As I said earlier, we remain confident in our ability to deliver revenue and earnings growth consistent with our expectations for 2014 and convert these new awards into long-term shareholder growth. We continue to be very optimistic about our markets and prospects, and it’s shaping up to be another strong year.

We appreciate your interest in CB&I and your confidence in our company. This concludes our call. Thank you.

TELECONFERENCE OPERATOR: This does conclude today’s conference call. You may now disconnect.